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                                                                      Exhibit 48


                       THE GREAT UNIVERSAL STORES P.L.C.


VIA FACSIMILE AND MESSENGER
---------------------------

Metromail Corporation                         Kirkland & Ellis
360 East 22nd Street                          200 East Randolph Drive
Lombard, Illinois 60148                       Chicago, Illinois 60601
Attention: General Counsel                    Attention: Carter W. Emerson, P.C.

Gentlemen:

     The Great Universal Stores P.L.C. ("GUS") exercises its right under Section
1.1 of the Merger Agreement dated March 12, 1998 (the "Merger Agreement") between GUS and Metromail Corporation ("Metromail") to increase the price per Share offered pursuant to the Offer to $34.50, net to the seller in cash, upon the terms and subject to the conditions set forth in the Merger Agreement. In view of the importance of GUS having a binding, unconditional agreement to acquire a majority of the outstanding Shares on a fully-diluted basis by March 31, 1998 in order to achieve the desired treatment of the Merger under UK accounting rules, this increase in the Purchase Price is conditioned upon the Merger Agreement and the Stock Purchase Agreements continuing in full force and effect in accordance with their terms.

     In addition, pursuant to Section 6.1 of the Merger Agreement, GUS consents to allow the Board of Directors of Metromail to waive the provisions of any standstill agreement between Metromail and American Business Information ("ABI") to permit the negotiation of, and agreement for, a consensual transaction between ABI and Metromail, subject to the terms of the Merger Agreement (including, without limitation, Section 6.8 thereof).

     Capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement.

     I have asked our counsel to furnish a copy of this letter to Hambrecht & Quist and counsel to ABI.

                                               THE GREAT UNIVERSAL STORES P.L.C.


                                               By: John Peace
                                                   Director